                                                                    EXHIBIT 12.1

                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.
                                (in thousands)

                                           Year        Year      Inception
                                          Ended       Ended       Through
                                         12/31/97   12/31/96      12/31/95
                                         --------   --------     ----------
Earnings:
  Income before minority interest        $  4,142   $ 44,813     $    7,064
  Add back fixed charges                   53,093      7,471             89
                                         --------   --------     ----------
                                         $ 57,235   $ 52,284     $    7,153
                                         ========   ========     ==========
Fixed Charges:
  Interest expense, including
    amortization of DLC                  $ 50,531   $  7,380     $       89
  Capitalized interest                      2,562         91              -
                                         --------   --------     ----------
                                         $ 53,093   $  7,471     $       89
                                         ========   ========     ==========

Ratio:                                       1.08       7.00          80.37
                                         ========   ========     ==========